EXHIBIT 99.1

FEDERATED DEPARTMENT STORES, INC.
Contacts:
Media - Jim Sluzewski
513/579-7764

Investor - Susan Robinson
513/5797780

FOR IMMEDIATE RELEASE

Federated's October Same-Store Sales Down 0.7%

Hurricane Wilma effect on Florida reduces same-store sales by 1.7%

CINCINNATI, Ohio, November 3, 2005 -- Federated Department Stores, Inc. today reported total sales of $2.138 billion for the four weeks ended Oct. 29, 2005, an increase in total sales of 92.9 percent compared to total sales of $1.108 billion in the same period last year. On a same-store basis, Federated's October sales were down 0.7 percent.

For the third quarter of 2005, the company's total sales were $5.786 billion, an increase of 64.2 percent compared to total sales of $3.525 billion in the same 13-week period last year. On a same-store basis, Federated's third-quarter sales were up 0.6 percent.

For the year to date, Federated's sales totaled $13.050 billion, up 22.5 percent from total sales of $10.656 billion in the first 39 weeks of 2004. On a same-store basis, Federated's year-to-date sales were up 1.4 percent.

Federated's total September and October sales include the May Company acquisition, which was completed Aug. 30, 2005. Same-store sales include only Macy's and Bloomingdale's locations open for more than one full fiscal year. Sales from the company's Bridal Group division, which the company intends to divest and is being treated as a discontinued operation, are excluded from Federated total September and October sales.

"Sales in October were negatively impacted by the effects of Hurricane Wilma, which caused significant damage and widespread power outages in Florida. In all, 36 Macy's and five Bloomingdale's stores were closed for varying periods of time during October. These store closures accounted for the loss of approximately 1.7 percent in Federated comp store sales in October and approximately 0.5 percent in the third quarter," said Terry J. Lundgren, Federated chairman, president and chief executive officer. "Three Macy's Florida stores - Plantation, Sunrise Galleria in Ft. Lauderdale and The Falls in Miami - incurred substantial damage and are likely to remain closed through the holiday season. In addition, two Macy's East stores in New Orleans remain closed after Hurricane Katrina.

"We are cautiously optimistic for the fourth quarter, with same-store sales expected to increase by 1 to 2 percent over last year," Lundgren said. "We have an exciting merchandise assortment and marketing campaign planned for the holiday season, which we believe will attract customers to our stores, despite the pressure they feel from economic uncertainty and coming increases in home heating costs."

All statements in this press release that are not statements of historical fact are forward-looking statement disclaimers within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with 2004 sales of more than $15.6 billion. With the May Company's 491 department stores and 721 bridal and formalwear stores in 49 states, the District of Columbia and Puerto Rico, Federated operates nearly 950 department stores and more than 700 bridal and formalwear stores in 49 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store, David's Bridal, After Hours Formalwear and Priscilla of Boston. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom.)